FINANCIAL STATEMENTS





                                WASHINGTON, D.C.

                                    FORM U-1





                                  CINERGY CORP.





                              AS OF MARCH 31, 1997



                                   (Unaudited)



                                Pages 1 through 6
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

                                  CINERGY CORP.
                          PRO FORMA STATEMENT OF INCOME
                            YEAR ENDED MARCH 31, 1997

                                                                 Pro Forma
                                                    Actual      Adjustments  Pro Forma
                                                 (in thousands, except per share amounts)
OTHER INCOME AND EXPENSES - NET
Equity in earnings of consolidated subsidiaries   $ 356,651    $    --      $ 356,651
Income taxes ..................................       9,603       30,786       40,389
Other - net ...................................      (1,761)        --         (1,761)
                                                  ---------    ---------    ---------
                                                    364,493       30,786      395,279

INCOME BEFORE INTEREST ........................     364,493       30,786      395,279

INTEREST ......................................      25,720       87,960      113,680

NET INCOME ....................................   $ 338,773    $ (57,174)   $ 281,599
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                                  CINERGY CORP.
                             PRO FORMA BALANCE SHEET
                                AT MARCH 31, 1997

ASSETS
                                                       Pro Forma
                                            Actual    Adjustments     Pro Forma
                                                    (dollars in thousands)
CURRENT ASSETS
Cash and temporary cash investments ...   $    7,542   $2,519,350   $2,526,892
Notes receivable from affiliated
companies .............................           42         --             42
Accounts receivable - net .............          309         --            309
Accounts receivable from affiliated
companies .............................       35,160         --         35,160
Prepayments ...........................          700         --            700
                                          ----------   ----------   ----------

                                              43,753    2,519,350    2,563,103
OTHER ASSETS
Investment in consolidated subsidiaries    3,125,014         --      3,125,014
Other .................................        2,616         --          2,616
                                          ----------   ----------   ----------
                                           3,127,630         --      3,127,630

                                          $3,171,383   $2,519,350   $5,690,733
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
                                  CINERGY CORP.
                             PRO FORMA BALANCE SHEET
                                AT MARCH 31, 1997

CAPITALIZATION AND LIABILITIES
                                                          Pro Forma
                                             Actual      Adjustments      Pro Forma
                                                    (dollars in thousands)
COMMON STOCK EQUITY
Common stock - $.01 par value;
Authorized shares - 600,000,000
Outstanding shares - 157,679,129 Actual   $     1,577    $       309    $     1,886
Paid-in capital .......................     1,579,935      1,053,041      2,632,976
Retained earnings .....................     1,035,390        (57,174)       978,216
Cumulative foreign currency translation
adjustment ............................        (1,166)          --           (1,166)
                                          -----------    -----------    -----------
Total common stock equity .............     2,615,736        996,176      3,611,912

CURRENT LIABILITIES
Notes payable .........................       534,000      1,466,000      2,000,000
Notes payable to affiliated
companies .............................             7           --                7
Accounts payable ......................         5,439           --            5,439
Accounts payable to affiliated
companies .............................         3,521           --            3,521
Accrued taxes .........................        (1,846)       (30,786)       (32,632)
Accrued interest ......................           745         87,960         88,705
                                          -----------    -----------    -----------
                                              541,866      1,523,174      2,065,040

OTHER LIABILITIES
Deferred income taxes .................        13,287           --           13,287
Other .................................           494           --              494
                                          -----------    -----------    -----------
                                               13,781           --           13,781

                                          $ 3,171,383    $ 2,519,350    $ 5,690,733
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
                                  CINERGY CORP.
               PRO FORMA STATEMENT OF CHANGES IN RETAINED EARNINGS
                            YEAR ENDED MARCH 31, 1997

                                                           Pro Forma
                                               Actual     Adjustments  Pro Forma
                                                    (dollars in thousands)

BALANCE MARCH 31, 1996 ..................   $   992,558    $   --      $ 992,558

Net income ..............................       338,773     (57,174)     281,599
Dividends on common stock ...............      (277,559)       --       (277,559)
Costs of reacquisition of preferred stock
of subsidiary ...........................       (18,391)       --        (18,391)
Other ...................................             9        --              9
                                            -----------    --------    ---------


BALANCE MARCH 31, 1997 ..................   $ 1,035,390    $(57,174)   $ 978,216
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                                  CINERGY CORP.

              Pro Forma Journal Entries to Give Effect to Issuance
                   of Up to $2,000,000,000 of Short-term Notes
             and Up to 30,867,385 Additional Shares of Common Stock

                                   Entry No. 1

Cash and temporary cash investments        $1,466,000,000
     Notes payable                                      $1,466,000,000

To record the issuance of short-term notes payable and/or commercial paper net of $534,000,000 of notes payable outstanding as of March 31, 1997.




                                   Entry No. 2

Other interest                             $ 87,960,000
     Accrued interest                                 $ 87,960,000

To record interest on $1,466,000,000 of notes payable at 6% per annum.

                                   Entry No. 3

Accrued taxes                              $ 30,786,000
     Income taxes                                     $ 30,786,000

To record the reduction in income taxes due to increased interest expense on notes payable.
($87,960,000 at an assumed tax rate of 35%).

                                   Entry No. 4

Cash and temporary investments            $1,053,349,513
     Common stock                                      $      308,674
     Paid-in capital                                   $1,053,040,839

To record the issuance of 30,000,000 shares of common stock together with the remaining balance of common stock of 867,385 authorized for issuance in Release No. 35-26477 at the March 31, 1997 close price of $34.125.